EXHIBIT 99.1

GAP INC. ANNOUNCES MAJOR CHANGES AT GAP BRAND

Global Creative Center to kick-start Gap brand's product and marketing

Art Peck named president of Gap North America

SAN FRANCISCO - February 2, 2011 - Gap Inc. (NYSE:GPS) today announced a series of significant management and organizational changes at Gap brand designed to drive more consistent results in North America and to provide a new and dynamic creative leadership structure that will deliver sustainable global growth. The changes are effective immediately.

"I expect more from our Gap business in North America," said Glenn Murphy, chairman and CEO of Gap Inc. "The changes we're making are intended to propel the brand to deliver the product and brand experiences our customers demand worldwide."

"New York will now serve as the global epicenter for creativity for Gap brand, which is exactly what we need to compete effectively here at home and internationally. This move will allow us to build upon the momentum demonstrated by our successful store openings in China and Italy."

Art Peck, the leader responsible for growing the company's highly-profitable Outlet business for the past three years, will take on the role of president of Gap North America. During his six years with Gap Inc., Peck has been a primary architect of the company's franchise business and international growth platform. Peck is known equally for his impressive business results and engaging leadership style.

Pam Wallack, the current president of Gap Adult North America, will become head of Gap's new Global Creative Center. As part of this role, Pam will move from San Francisco to New York to centralize creative resources, including design, marketing, fashion public relations, and production. She'll work closely with the company's divisional presidents based in London, Tokyo, Shanghai, and San Francisco. The global design team, led by Patrick Robinson in Adult and Jennifer Giangualano for Kids and Baby, will be a central part of the Global Creative Center.

"Art Peck is the ideal person to lead the next phase for Gap, and I expect him to make further enhancements to our North America business while encouraging the creative teams to think big," said Murphy. "Pam Wallack brings more than 20 years of retail experience to this role and she will be counted on to develop the best ideas from around the globe in order to deliver amazing product to our customers."

As part of the move to support the global business, the company also announced the selection of a new advertising agency and the appointment of a new chief marketing officer in New York. Ogilvy & Mather Worldwide will become the agency for Gap brand globally, and Seth Farbman will become Gap brand's global chief marketing officer. Farbman is currently worldwide managing director at Ogilvy & Mather, where he developed marketing campaigns for consumer brands such as Coca-Cola, UPS, Unilever and Time Warner Cable. Farbman also founded OgilvyEarth, a top-ranked sustainability marketing practice. He will report to Wallack.

In another significant shift to strengthen Gap Inc.'s North American platform, the company announced the strategic decision to merge together the operation of its Outlet division with the Gap and Banana Republic brands. This will bring the specialty retail stores and their value expression channels within the same organization to better reflect the shopping habits of today's consumer and to drive efficiencies over time.

"The Outlet team is known for working in a nimble and decisive manner, which has contributed to its impressive growth. We'll tap into the strongest leaders from both Gap and the Outlet divisions to drive sustainable performance going forward," Murphy added.

To hear a recording of Chairman and CEO Glenn Murphy discussing these changes, please visit www.gapinc.com.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2009 sales were $14.2 billion. Gap Inc.'s brands are available for purchase to customers in over 90 countries worldwide through about 3,100 wholly owned stores, about 175 franchise stores and its e-commerce sites. For more information, please visit www.gapinc.com.

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